September 12, 2000



TC X Calibur, Inc.
181 Carlaw Avenue, Suite 300
Toronto, Ontario CANADA  M4M 2S1

Dear Sirs:

     This is to confirm that the client-auditor relationship betweeen TC X Calibur, Inc., (Commission File Number 33-29139) and John Malone and Company has ceased, effective May 5, 2000.

     In addition, we have read the Company's Form 8-K dated May 5, 2000, and Form 8-K/A dated September 12, 2000 regarding the change in accountants. We acknowledge and agree with these disclosures, and we have had no disagreement with the Company on accounting matters for the period's ending December 31, 1999 and 1998, or since then.

Malone and Bailey, PLLC is the successor entity to John Malone & Company, P.C.

Sincerely,


By/S/John C. Malone
-------------------
John C.Malone CPA
Malone & Bailey, PLLC

cc:     Office of the Chief Accountant
        SECPS Letter File
        Securities and Exchange Commission
        Mail Stop 905
        450 Fifth Street, N.W.
        Washington, D.C.,  20549